Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Pricing Supplement No. 159 — Dated Monday, December 12, 2005 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option
2338E8ZN2	$2,543,000.00	100.000%	0.400%	$2,532,828.00	FIXED	4.950%	SEMI-ANNUAL	12/15/2007	06/15/2006	$24.75	YES
Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option
2338E8ZP7	$2,328,000.00	100.000%	0.625%	$2,313,450.00	FIXED	5.000%	MONTHLY	12/15/2008	01/15/2006	$4.17	YES
Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option
2338E8ZQ5	$1,002,000.00	100.000%	1.000%	$991,980.00	FIXED	5.250%	SEMI-ANNUAL	12/15/2010	06/15/2006	$26.25	YES
Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch &Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC
DaimlerChrysler North America Holding Corporation
$5,000,000,000.00
DaimlerChrysler North America Holding Corporation InterNotes®
Trade Date: Monday, December 12, 2005 @ 12:00 PM ET
Settle Date: Thursday, December 15, 2005
Minimum Denomination/Increments: $l,000.00/$l,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.
The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.
§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date. DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on June 24, 2005, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.
InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.